UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

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MARNETICS BROADBAND TECHNOLOGIES LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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1. UNITED STATES SECURITIES AND EXCHANGE COMMISSION

MARNETICS BROADBAND TECHNOLOGIES LTD.
10 HAYETZIRA STREET
P.O. BOX 2640
RA’ANANA, ISRAEL 43000

January 27, 2004

To the Shareholders of Marnetics Broadband Technologies Ltd.:

                        Marnetics Broadband Technologies Ltd. (“Marnetics” or the “Company”) will hold an Annual General Meeting of Shareholders on March 12, 2004 at 8:00 a.m. at the Hotel Kibbutz Shefayim, Shefayim, Israel, Tel: +972-9761-6868, Fax: +972-9744-7715.

                       At the Annual General Meeting you will be asked to (1) elect members of the Board of Directors, (2) ratify the appointment of the Company’s independent public auditors and to authorize the Board of Directors of the Company to fix their compensation, (3) indemnify the newly elected officers and directors, , to the maximum extent permitted under the Israeli Companies Law or any other successor law, (4) approve the exemption of the newly elected directors and officers from personal liability to the Company and for monetary damages resulting from breach of their duty of care, (5) ratify the following transactions: (a) extensions of the Services Agreement with Netlogic Ltd. which is controlled by Menachem Reinschmidt, a major shareholder and Active Chairman of the Board of Directors of the Company, (b) approval of the Services Agreement and extensions thereof with George Balot, a director and acting Chief Financial Officer of the Company, (c) approval of payment of an attendance fee to George Balot in respect of Board of Director meetings, (d) authorize the Company to compensate each of Messrs. Reinschmidt and Sheetrit for their continuing support and involvement following March 31, 2004 in legal proceedings initiated by the Company and its subsidiary Marnetics Ltd. by payment to each, 9% of any amounts awarded in such proceedings, (e) authorize the Company to enter into legal services agreement for the benefit of the Company, its wholly owned subsidiary Marnetics Ltd., their officers and directors and (6) approval of the principles for the proposed sale of Marnetics Ltd. and to authorize the Board to consummate the proposed sale in accordance with such principles, and (7) approval of the Company’s Operational Plan for the year 2004.

                    The official Notice of Annual General Meeting, Proxy Statement and Proxy are included with this letter. Please give all the information contained in the proxy materials your careful attention.

                    Please use this opportunity to take part in the affairs of Marnetics. Whether or not you plan to attend the Annual General Meeting, please complete, sign, date and return the accompanying Proxy in the enclosed self-addressed, stamped envelope. Returning your Proxy does not deprive you of your right to attend the Meeting and to vote your shares in person. Your vote is very important. We appreciate your interest in Marnetics and consideration of this matter.

Very truly yours, BY: /S/ Menachem Reinschmidt —————————————— MENACHEM REINSCHMIDT Chairman of the Board

MARNETICS BROADBAND TECHNOLOGIES LTD.

NOTICE OF 2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 12, 2004

                    The Annual General Meeting of the Shareholders (the “General Meeting”) of Marnetics Broadband Technologies Ltd., an Israeli company (the “Company”), for the year 2003 will be held on March 12, 2004 at 8:00 a.m. at the Hotel Kibbutz Shefayim, Shefayim , Israel , Tel: +972-9761-6868, Fax: +972-9744-7715, for the purpose of receiving and considering the Consolidated Financial Statement of the Company for the year ended December 31, 2002 and considering and voting upon the following matters:

                    1.   To elect three (3) Directors to the Board of Directors;

                    2.   To ratify the selection of Deloitte Touche Tohmatsu Brightman Almagor & Co. as independent public auditors of the Company for the year ending December 31, 2003, and to authorize the Board of Directors to fix their compensation;

                    3.  To indemnify the newly elected officers and directors, to the maximum extent permitted under the Israeli Companies Law or any other applicable law;

                    4.   To approve the exemption of the newly elected officers and directors from personal liability to the Company for monetary damages resulting from breach of their duty of care to the extent permitted under the Israeli Companies Law or any other applicable law;

                    5.   To ratify the following transactions:

                      (a)   Extensions of the Services agreement with Netlogic Ltd., a company controlled by Menachem Reinschmidt, a major shareholder and Active Chairman of the Board of Directors of the Company;

                       (b)   Services Agreement and extensions thereof with George Balot, acting Chief Financial Officer and director of the Company;

                      (c)   Approval of the payment of an attendance fee to George Balot in respect of Board of Director meetings;

                      (d)   Authorization of the Company to compensate each of Messrs. Reinschmidt and Sheetrit for their continued support and involvement following March 31, 2004 in legal proceedings initiated by the Company and its subsidiary Marnetics Ltd. (see “Legal Proceedings” below) by payment to each, 9% of any amounts awarded in such proceedings;

                      (e)   Authorization of the Company to enter into a legal services agreement for the benefit of the Company, its wholly owned subsidiary Marnetics Ltd., and their respective officers and directors;

                     6.    To approve the principles for the proposed sale of the Company’s wholly-owned subsidiary, Marnetics Ltd., and to authorize the Board to consummate the proposed sale in accordance with such principles;

                    7.   To approve the Company’s Operational Plan for the year 2004;

                    8.   To transact such other business as may properly come before the General Meeting or any adjournment thereof.

                    The Board of Directors unanimously recommends that you vote FOR the nominees as directors, FOR the selection of Deloitte Touche Tohmatsu Brightman Almagor & Co. as independent public auditors of the Company for the fiscal year ending December 31, 2003 and authorization of the Board of Directors to fix their compensation, FOR the indemnification of the newly elected officers and directors, to the maximum extent permitted under the Israeli Companies Law and applicable law, FOR the exemption of the newly elected directors and officers from personal liability to the Company and for monetary damages resulting from breach of their duty of care to the extent permitted under the Israeli Companies Law and applicable law, FOR the ratification of the following transactions: (a) Extensions of the Services Agreement with Netlogic Ltd. which is controlled by Menachem Reinschmidt a major shareholder and Active Chairman of the Board of Directors of the Company; (b) Services Agreement and extensions thereof with George Balot, a director and acting Chief Financial Officer of the Company; (c) The payment of an attendance fee to George Balot in respect of Board of Director meetings, (d) the authorization of the Company to compensate each of Messrs. Reinschmidt and Sheetrit for their continued support and involvement following March 31, 2004 in legal proceedings initiated by the Company and its subsidiary Marnetics Ltd. by payment of 9% of any amounts awarded in such proceedings, (e) the authorization of the Company to enter into a legal services agreement for the benefit of the Company, its wholly owned subsidiary Marnetics Ltd., and their respective officers and directors, FOR the approval of the principles for the proposed sale of Marnetics Ltd. and to authorize the Board to consummate the proposed sale in accordance with such principles and FOR the approval of the Company’s Operational Plan for the year 2004.

                    The Board of Directors of the Company knows of no other matter to come before the General Meeting. However, if any matters requiring a vote of the shareholders arise, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment, including any matters or motions dealing with the conduct of the General Meeting.

                    The Board of Directors has fixed the close of business on February 2, 2004 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual General Meeting or any adjournment thereof.

                    A copy of the Company’s 2002 Annual Report on Form 20-F, which contains the Consolidated Financial Statement and other information of interest to shareholders, is being mailed with this Notice and the enclosed Proxy Statement on or about February 6, 2004 to all shareholders of record on the Record Date.

January 27, 2004	By order of the Board of Directors, BY: /S/ Menachem Reinschmidt —————————————— Menachem Reinschmidt Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED
PROXY IN THE ACCOMPANYING ENVELOPE.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
MARNETICS BROADBAND TECHNOLOGIES LTD.

10 HAYETZIRA STREET
P.O. BOX 2640
RA’ANANA, ISRAEL 43000

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 12, 2004

         This proxy statement (the “Proxy Statement”) and the enclosed form of Proxy are being furnished by the Board of Directors (the “Board of Directors” or “Board”) of Marnetics Broadband Technologies Ltd. (“Marnetics” or the “Company”), in connection with the Company’s Annual General Meeting of Shareholders (the “General Meeting”) to be held on March 12, 2004 at 8:00 a.m. at the Hotel Kibbutz Shefayim, Shefayim, Israel, Tel: +972-9761-6868, Fax: +972-9744-7715, or any adjournment or postponement thereof.

         All proxies will be voted in accordance with the instructions of the shareholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting and at the discretion of the proxy holders on any other matter that may properly come before the General Meeting or any adjournment or postponement thereof. A shareholder may revoke any proxy at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the General Meeting. Attendance at the General Meeting will not itself be deemed to revoke a proxy unless the shareholder gives affirmative notice at the General Meeting that the shareholder intends to revoke the proxy and vote in person.

         As of February 2, 2004, the record date for determination of shareholders entitled to vote at the General Meeting, there were outstanding and entitled to vote an aggregate of 7,362,390 Ordinary Shares of the Company, NIS 0.08 par value per share (the “Ordinary Shares”). Each share entitles the record holder to one vote on each of the matters to be voted upon at the General Meeting.

         THE NOTICE OF THE GENERAL MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY’S 2002 ANNUAL REPORT ON FORM 20-F TO SHAREHOLDERS ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT FEBRUARY 6, 2004. THE SHAREHOLDERS CAN OBTAIN THE EXHIBITS TO THE FORM 20-F FROM THE SECURITY AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV, OR FROM THE COMPANY UPON REQUEST AND WITH THE PAYMENT OF AN APPROPRIATE PROCESSING FEE. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY AT THE ADDRESS SPECIFIED ABOVE, ATTENTION OF THE CHIEF FINANCIAL OFFICER.

CAUTIONARY STATEMENTS

         The disclosure and analysis in this Proxy Statement contains statements relating to results including certain projections and business trends that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “intends,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in economic conditions and competitive pressures within the Company’s markets, as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Securities and Exchange Commission, including, but are not limited to the risks detailed in the Company’s Annual Report on Form 20-F under “Item 3: Key Information -Risk Factors”.

VOTES REQUIRED

         Two (2) shareholders holding or representing thirty three and one third percent (33 1/3%) of the total voting rights of the Company shall constitute a quorum for the transaction of business at the General Meeting. Shareholders present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum exists at the General Meeting.

         All proposals to be voted upon at the Meeting will require the affirmative vote of the holders of a majority of the voting rights in the Company present or represented by proxy and voting on the matter. In addition, Proposal No. 5(a) regarding the approval of the extension of the Services Agreement with Netlogic Ltd., a company controlled by Mr. Menachem Reinschmidt, a major shareholder of the Company (18.7%), Proposal No. 5(d) with regard to the compensation that may be payable to Mr. Menachem Reinschmidt for his continued support and involvement following March 31, 2004 in legal proceedings initiated by the Company and its subsidiary Marnetics Ltd., and Proposal No. 5(e) with regard to legal services to be purchased for the Company, its officers and directors, the proposed legal services agreement must also either (i) be approved by one-third (1/3) of the shares voted at the meeting by shareholders who have no personal interest in such proposals (the “Disinterested Shareholders”), or (ii) not be disapproved by the Disinterested Shareholders representing more than one percent (1%) of the voting rights in the Company. Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

        The expense of preparing, printing and distributing proxy material to the shareholders of the Company will be borne by the Company.

        The executive offices of the Company are located at 10 Hayetzira Street, Ra’anana, Israel, and their telephone number is +972-9761-6868 and Fax number is +972-9744-7715.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

         There are currently five (5) members serving on the Board of Directors, Messrs. Menachem Reinschmidt, David Sheetrit and George Balot, as well as Mr. Moshe Rubin and Dr. Ora Setter as external Directors.

         At the General Meeting, the Board of Directors proposes the re-election of three (3) directors: Menachem Reinschmidt, David Sheetrit and George Balot, each of whose term will expire at the 2004 General Meeting of Shareholders and until their successors are elected and qualified. All have been nominated for re-election at the General Meeting.

         Mr. Rubin, who serves as an external Director, was previously elected to the Board and is presently serving a five-year term. Mr. Rubin was elected to the Board on October 4, 1999.

         Dr. Ora Setter, who serves as an external Director, was previously elected to the Board and is presently serving a three-year term. Dr. Setter was elected to the Board on November 26, 2002.

         Each nominee has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the Proxy may vote the Proxy for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

         The shares in the enclosed Proxy will be voted FOR the persons nominated, unless a vote is withheld for any or all of the individual nominees. Each member of the Board of Directors, including those who are nominees for election as Directors, has provided the following information concerning his respective name, age (as of December 31, 2003), length of service as a Director of the Company, principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he serves as a director.

PROPOSED NOMINEES

Name	Age	Since	Position

Menachem Reinschmidt	44	2001	Active Chairman of the Board
David Sheetrit	41	2003	Director, Acting Chief Executive Officer
George Balot	61	2002	Director, Acting Chief Financial Officer

EXTERNAL DIRECTORS

Name	Age	Since	Position

Moshe Rubin	51	1999	External Director
Dr. Ora Setter	52	2002	External Director

PROPOSED NOMINEES

         Menachem Reinschmidt, Director of the Company since 2001, Director of Marnetics Ltd., and Director of Marnetics Inc., is currently Active Chairman of the Board of Directors of the Company. Mr. Reinschmidt established the Company in 1998 and was the first Chief Executive Officer of the Company. One of the leading data communication experts in Israel, Mr. Reinschmidt has 18 years of experience in the most advanced fields of computer networks, including design, analysis, integration and development. His expertise incorporates advanced networking topics, including frame relay, TCP/IP, Internet architecture, ATM, Local Area Networks, routers and switches, and voice-over IP. Prior to founding the Company, Mr. Reinschmidt was President of ATLan, a software development company located in Tel Aviv, from 1993 to 1997. Mr. Reinschmidt is also a co-founder of Speedwise Technology Ltd.

        David Sheetrit, Director since April 2003, has also served as Marnetics Ltd.‘s President and Director since April 2003. Mr. Sheetrit has served as acting Chief Executive Officer of the Company since June 2003. From January 2001 to June 2003 he served as the Chief Operating Officer of the Company and of Marnetics Ltd. Mr. Sheetrit serves also as a Director of Marnetics Inc. Before joining the Company, Mr. Sheetrit was head of the Tel Aviv Branch of the College of Management since 1995. In this capacity he supervised the operations, investments, marketing activities, teaching activities and academic programs of the College. Mr. Sheetrit has lectured at various colleges and academies and served as an independent organizational and business consultant to various organizations and institutions. He holds a M.Sc. degree in Industrial Management/Business Administration from Ben Gurion University.

        George Balot, Director of the Company and Director of Marnetics Ltd. since December 2002, member of the Audit Committee of the Company from January 2003 until June 2003, and acting Chief Financial Officer effective as from June 15, 2003. Mr. Balot has extensive experience in the financial management of medium and large corporations, including non-profit organizations, in the United States and Israel.  Before coming to Israel in 1978, Mr. Balot, a certified public accountant, was a manager with KPMG in New York, New York.  In Israel, Mr. Balot has held positions as chief financial officer at well-known high tech companies, a large non-profit educational institution with branches located throughout the country, and also as an independent financial consultant to high tech companies and others.  Mr. Balot holds a B.S. in accounting from the Rutgers University School of Business Administration in the United States.

Changes in the Composition of the Board of Directors during the Year 2003

         On March 4, 2003, Mr. Pekka Roine resigned from the Board of Directors.

        In April 2003, David Sheetrit was appointed as a member of the Company’s Board of Directors.

Recommendation of Board of Directors

         The Board of Directors unanimously recommends that the shareholders of the Company vote “FOR”the proposals to elect each nominee for Director named above.

EXTERNAL DIRECTORS

         Moshe Rubin, External Director of the Company since 1999, currently serves as a financing consultant for the Jerusalem branch of Pama Car Financing. For fifteen years, he operated the Dihatsu car dealership, which he opened in Herzliya.

         Dr. Ora Setter, External Director of the Company since November 2002, currently serves also as External Director on the Board of Directors of Israeli Ligtharege and Supply Ltd. and Ravad Ltd., two publicly traded companies. Dr. Setter has twenty years of experience in performing consulting to a variety of large enterprises in Israel, including major industrial companies, as well as political parties. Dr. Setter has established start-up companies in the area of knowledge management and e-learning. She is an active lecturer in Israel and at international conferences. Dr. Setter has been a lecturer for eleven years at the Business School of Management at Tel Aviv University. Dr. Setter received her doctorate of business from the Business School of Management at Tel Aviv University.

         Under the Israeli Companies Law – 1999 (the “Companies Law”), public companies are required to elect two External Directors who must meet specified standards of independence. Companies that are registered under the laws of Israel and whose shares are listed for trading on a stock exchange external of Israel, such as the Company, are defined as public companies and under such definition are subject to the requirement of electing two External Directors. An External Director may not have had, during the two years prior to his appointment as an External Director, any economic relationship with the Company. Major shareholders of a company and their relatives or employees cannot serve as External Directors. External Directors are elected by shareholders. No individual shall be appointed as an External Director if his other positions or affairs create or are liable to create a conflict of interest with his position as director, or if they are liable to constrain his ability to serve as director. The shareholders voting in favor of their election must include at least one-third of the shares of the non-major shareholders of the Company who are present at the meeting. This minority approval requirement need not be met if the total shareholdings of the non-major shareholders who vote against their election represent 1% or less of all of the voting rights in the Company. Under the Companies Law, External Directors serve for a three-year term, which may be renewed for only one additional three-year term, accordingly, Dr. Ora Setter will serve for a three-year term, or until November 2005.

         One External Director, Mr. Rubin, was appointed on October 4, 1999, before the adoption of the Companies Law and under the previous Israeli corporate laws. Since then, pursuant to the provisions of the Companies Law, an External Director appointed in accordance with the provisions of the former corporate governance law shall be deemed an External Director appointed in accordance with the provisions of the Companies Law; however the term of appointment shall be for a five-year period. Therefore Mr. Rubin, as an External Director of the Company, will remain in office until October 2004.

         Under the Companies Law, External Directors can be removed from office prior to the expiration of their term only by the same special percentage of shareholders as can elect them, or by a court, and then only if the External Directors cease to meet the statutory qualifications with respect to their appointment or if they violate their duty of loyalty to the Company. If, when an External Director is elected, all members of the Board of Directors of a company are of one gender, the External Director to be elected must be of the other gender. Any committee of the Board of Directors must include at least one External Director. An External Director is entitled to compensation as provided in regulations adopted under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with such service.

         The Company’s Amended and Restated Articles of Association provide that the Board of Directors shall consist of a minimum of two (2) and a maximum of eleven (11) directors. Each director, except for External Directors, shall serve as a director from the time of appointment until the next Annual General Meeting.

         The Amended and Restated Articles of Association provide that directors (including External Directors) may be removed only for cause by a majority of shareholders. The Companies Law also provides that a director shall be removed from office in one of the following events: (i) if he has resigned or has been removed in accordance with the provisions stated therein; (ii) upon conviction for a criminal offence as detailed therein; (iii) in the event that a court has ordered his removal; and (iv) in the event that he has been declared bankrupt.

Term and Rights to Designate Board Members

         The Amended and Restated Articles of Association of the Company provide that each director is elected for a period of one year at the Company’s Annual Meeting of Shareholders and serves until the next such meeting or until his or her successor is duly elected and qualified. Directors may be re-elected annually without limitation.

         With the exception of the two External Directors (who are paid in accordance with the provisions of the Companies Law, as defined below) and of Mr. Menachem Reinschmidt for his services as Active Chairman (under the Services Agreement with Netlogic Ltd., a company wholly owned by Mr. Reinschmidt), the Company’s directors do not currently receive any compensation for their services as directors. Under Proposal No. 5 (c) the Company proposes to pay Mr. George Balot an attendance fee for his participation in meetings of the Board of Directors which were held prior to and up until his becoming acting Chief Financial Officer of the Company.

        Certain shareholders of the Company have the right to nominate designees for the Company’s Board of Directors. The former Marnetics Ltd. shareholders, who were issued shares of the Company pursuant to a merger agreement between the Company and Marnetics Ltd. consummated on December 20, 2000, agreed that they will vote in favor of certain nominees for Director of the Company as follows: (i) one nominee designated by ECI Telecom Ltd. (“ECI”) in the event that ECI holds 12.5% of the issued and outstanding share capital of the Company, or two nominees in the event that ECI holds 25% of the issued and outstanding share capital of the Company, (ii) one nominee designated by STI Ventures Investments No. 2 B.V. (“STI”), as long as STI holds not less than 5% of the outstanding share capital of the Company, as well as STI can appoint one member as an observer to the Board of Directors of the Company, (iii) one nominee designated collectively by Prime Technology Ventures NV, Docor International BV and Ronchal Investments NV, as long as the Docor Group holds no less than 5% of the outstanding share capital of the Company, and (iv) one nominee designated by Linkware Ltd. (a company under the control of Mr. Reinschmidt) as based on an agreement between the shareholders. To date, STI and ECI have not designated a nominee for the Company’s board and the last director designated by Prime Technology Ventures, Mr. Pekka Roine, resigned on March 4, 2003.

Alternate Directors

         The Amended and Restated Articles of Association of the Company provide that any director may, by written notice to the Company, appoint another director or any other person to serve as an alternate director, and may cancel such appointment. An alternate director has the number of votes equivalent to the number of directors who appointed him. The term of appointment of an alternate director may be for one meeting of the Board of Directors or for a specified period.

EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the executive officers of the Company as of December 31, 2003.

Name	Age	Position

David Sheetrit	41	Director and Acting Chief Executive Officer
George Balot	61	Director and Acting Chief Financial Officer

         The biographies of Messrs. Sheetrit and Balot are included in the previous section regarding proposed director nominees of the Company.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation of Officers and Directors

         For the year ended December 31, 2002, the aggregate amount of compensation paid by the Company to all officers, as a group, and directors, including former officers and directors, was approximately $452,000, including amounts set aside or accrued to provide pension, retirement or similar benefits on behalf of all of the Company’s executive officers and directors.

Employment Agreements

        Effective December 2, 2001, Marnetics Ltd. entered into a Services Agreement with Netlogic Ltd., a company under the control of Menachem Reinschmidt, a major shareholder and Active Chairman of the Board of Directors of the Company, for the provision, on a non-exclusive basis, of executive managerial and other related services with respect to the Company, Marnetics Ltd. and any of their affiliated companies, as may be prescribed from time to time by the Board of Directors of Marnetics.

        The Board of Directors, after receiving the approval of the Audit Committee, approved an Addendum to the Netlogic Ltd. Services Agreement (effective December 2, 2002) extending the Services Agreement for six (6) months, from December 2, 2002 to June 2, 2003. The Addendum was approved by the shareholders of the Company in the Annual Meeting held on November 26, 2002. The position of Mr. Reinschmidt with the Company, under the Addendum, is that of Active Chairman of the Board of Directors on a part time basis. The compensation for such duties is a monthly gross fee of $5,000 (five thousand dollars) plus VAT (Value Added Tax). In addition, the Company supplies Mr. Reinschmidt with a leased car and cellular phone for the duration of the extension of the Netlogic Ltd. Services Agreement.

        A Second Addendum to this Services Agreement, effective as of December 2, 2002, was signed on June 2, 2003, for the extension of the Services Agreement for an additional period beginning June 3, 2003 and ending on December 31, 2003, subject to shareholder approval which is being sought under Proposal No. 5(a). Under such Proposal, the Company is also seeking approval of an additional extension of the Services Agreement up to March 31, 2004 for the continued rendition of services of two days per week. The monthly compensation payable under such additional extension shall be $2,000. See “Proposal No. 5(a).”

Director Compensation

        Under the Companies Law, External Directors are entitled to annual compensation, plus a per meeting attendance fee. The Company currently pays its External Directors an annual fee of NIS 13,800 (US $ 3,100) and a per meeting attendance fee of NIS 900 (US $ 200). In addition, the Company proposes to pay Mr. George Balot, a director, a per meeting attendance fee of NIS 915 (US $ 200) for his attendance at meetings held prior to and up until his becoming Acting Chief Financial Officer of the Company (see “Proposal No. 5(c).” The remaining Company’s directors do not currently receive any compensation for their services as directors, with the exception of Mr. Menachem Reinschmidt under the Services Agreement with Netlogic Ltd., a company wholly owned by Mr. Reinschmidt.

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF AUDITORS

         The Board of Directors has selected Deloitte Touche Tohmatsu Brightman Almagor & Co. as independent public auditors of the Company for the year ending December 31, 2003, subject to ratification by shareholders at the General Meeting. If the shareholders do not approve the selection of Deloitte Touche Tohmatsu Brightman Almagor & Co., the Board of Directors will reconsider the matter.

Independent Auditors Fees

         Deloitte Touche Tohmatsu Brightman Almagor & Co. billed Marnetics Ltd. an aggregate of $12,389 in fees for professional services rendered in connection with the audit of the Company and Marnetics Ltd. for the recent fiscal year ended 2002. Of this total amount billed, $5,000 of the fees was applicable to the Company and $7,389 was applicable to Marnetics Ltd..

Recommendation of Board of Directors

         The Board of Directors believes that approval to ratify the selection of Deloitte Touche Tohmatsu Brightman Almagor & Co. as the auditors is in the best interest of the Company and its shareholders and therefore, unanimously recommends that the shareholders vote “FOR” the approval of the auditors and authorization of the Board of Directors to fix their compensation.

PROPOSAL NO. 3
INDEMNIFICATION OF NEWLY ELECTED OFFICERS AND DIRECTORS

         According to the Companies Law and the Amended and Restated Articles of Association of the Company, the Company may indemnify an office holder against:

•	a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court in respect of an act performed in his capacity as an office holder; and

•	reasonable litigation expenses, including attorneys’ fees expended by such office holder or charged to him by a court, in proceedings the Company institutes against him or instituted on the Company’s behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge for which he was convicted, providing such charge does not require proof of criminal intent.

         These provisions are specifically limited in their scope by the Companies Law which provides that a company may not indemnify an office holder, nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty, unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care, if such breach was done intentionally or in disregard of the circumstances of the breach or of the consequences;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

         In addition, pursuant to the Companies Law, approval by the Company’s Audit Committee and the Company’s Board of Directors and, in specified circumstances by the Company’s shareholders, must be obtained for the indemnification of, and procurement of insurance coverage for, the Company’s office holders for the following actions:

•	breach of duty of care owed to the Company or any other person by any office holder;

•	breach of fiduciary duty owed to the Company by any office holder, to the extent that such office holder acted in good faith and had a reasonable basis to assume that the action would not prejudice the Company; and

•	any financial liability imposed on any office holder for the benefit of a third party as a result of any act or omission such office holder committed as an office holder of the Company.

         As a result of previous shareholders’ resolutions, the Company entered into an indemnification agreement with the officers and directors of the Company as of December 2001 and intends to continue entering into an agreement with each new officer and director, subject to shareholder approval. Such agreements contain provisions which endeavor to limit the personal liability of the officers and directors, both to the Company and to its shareholders, for monetary damages resulting from breaches of certain fiduciary duties as directors and officers of the Company. In particular, such agreements provide that the Company will indemnify such individuals to the fullest extent permitted by the Companies Law, as such rights shall from time to time be amended or limited, against all expense, liability, and loss reasonably incurred or suffered by the indemnified as a result of serving as an officer or director or employee of the Company, or any affiliate thereof or any other entity at the request of the Company.

         Under the Company’s Amended and Restated Articles of Association, the Company may also indemnify its officers and directors for financial obligations imposed on them in favor of a third party by a court judgment, including a compromise judgment or a court-approved arbitrator’s decision, as well as for concomitant reasonable legal expenses, including attorney’s fees, as a result of any claim arising from a wrongful act in the discharge of their duties in their capacity as officers or directors of the Company which could materially adversely affect the business, prospects, financial condition, or results of operations of the Company.

        Consequently, the ability of the Company’s shareholders, including United States shareholders, to recover monetary damages from officers and directors of the Company for certain breaches of their fiduciary duties may be significantly limited.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to officers, directors, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable in the United States.

Recommendation of Board of Directors

         The Board of Directors of the Company unanimously recommends that the shareholders of the Company vote “FOR” the approval of the Company to indemnify the newly elected officers and directors, to the maximum extent permitted under the Israeli Companies Law or any other successor law or applicable law.

PROPOSAL NO. 4
EXEMPTION OF NEWLY ELECTED OFFICERS AND DIRECTORS

         Based on provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Board of Directors is recommending to exempt in advance the Company’s newly elected officers and directors responsibility or liability for damages caused to the Company due to any breach of such office holder’s duty of care towards the Company.

         The Company, though, will not exempt an office holder for any monetary liability incurred as a result of a breach by the office holder of his duty of loyalty, or a breach by the office holder of his duty of care if such breach was done intentionally or recklessly, or if a fine is levied against such office holder, or any omission is done with the intent to derive an illegal personal benefit.

Recommendation of Board of Directors

         The Board of Directors of the Company unanimously recommends that the shareholders of the Company vote “FOR” the approval of the Company for the exemption of the newly elected officers and directors from personal liability to the Company for monetary damages resulting from breach of their duty of care to the full extent permitted under the Israeli Companies Law and applicable law.

PROPOSAL NO. 5
APPROVAL OF TRANSACTIONS

(a) Extensions of Netlogic Ltd. Services Agreement

        Effective December 2, 2001, Marnetics Ltd. entered into a Services Agreement with Netlogic Ltd., a company under the control of Menachem Reinschmidt, a major shareholder of the Company and Active Chairman of the Board of Directors of the Company, for the provision, on a non-exclusive basis, of executive managerial and other related services with respect to the Company, Marnetics Ltd. and any of their affiliated companies, as may be prescribed from time to time by the Board of Directors of Marnetics.

        The Board of Directors, after receiving the approval of the Audit Committee, approved an Addendum to the Netlogic Ltd. Services Agreement (effective December 2, 2002) for six (6) months, from December 2, 2002 to June 2, 2003. The position of Mr. Reinschmidt with the Company under the Addendum is that of Chairman of the Board of Directors, on a part time basis. The compensation for such duties is a monthly gross fee of $5,000 (five thousand dollars) plus Value Added Tax. In addition, the Company supplies Mr. Reinschmidt with a leased car and cellular phone for the duration of the extension of the Netlogic Ltd. Services Agreement.

        A Second Addendum to this Services Agreement, effective as of December 2, 2002, was signed on June 2, 2003, for the extension of the Services Agreement for an additional period beginning June 3, 2003 and ending on December 31, 2003, subject to shareholder approval, which is being sought hereunder.

        Under the Second Addendum, the compensation payable for the rendition of the services is subject to the Company’s Budget, as approved by the Board of Directors, and accordingly has been determined to be $5,000 per month. For a copy of the Netlogic Services Agreement and its Addendums, see “the Company’s Annual Report on Form 20-F, Item 7B – Related Party Transactions and Item19 – Exhibits 4.2 and 4.3.”

        The Company proposes that following December 31, 2003, the Services Agreement be extended for an additional period up to March 31, 2004 for the continued rendition of services of two days per week. The monthly compensation payable under such additional extension shall be $2,000 and the Company shall continue to supply to Mr. Reinschmidt with a leased car and cellular phone.

Recommendation of Board of Directors

         The Board of Directors believes that ratification of the extensions of the Netlogic Services Agreement and the proposed additional extension thereof is in the best interest of the Company and its shareholders and therefore, unanimously recommends that the shareholders vote “FOR” the proposal to ratify the extensions of the Services Agreement with Netlogic Ltd., which is controlled by Mr. Menachem Reinschmidt, a major shareholder and Chairman of the Board of Directors of the Company.

(b) Balot Services Agreement

        Effective June 15, 2003, Marnetics Ltd. entered into a Services Agreement with Mr. George Balot, a director of the Company, for the provision of services as Chief Financial Officer of both the Company and Marnetics Ltd., on a part-time basis, through to September 30, 2003, and in October 2003 for an additional period through December 31, 2003.

        The Board of Directors, after receiving the approval of the Audit Committee, approved the Balot Services Agreement and Extension Agreement subject to shareholder approval, which is required under the Israeli Companies Law, as Mr. Balot serves as a member on the Board of Directors of the Company.

        The compensation payable to Mr. Balot under the Services Agreement and Extension Agreement is a monthly fee of $2,000 (two thousand dollars) plus VAT (Value Added Tax).

        The Company proposes that following December 31, 2003, the Balot Services Agreement be extended for an additional period up to March 31, 2004, for the continued rendition of services which will also include the bookkeeping needs of the Company. The monthly compensation payable under such additional extension shall be $2,500 (two thousand five hundred dollars) plus VAT (Value Added Tax).

        It should be noted that Balot and the Company have ceased their negotiations in regard to a finder’s fee agreement for the sale of the Company’s technology and/or finding an appropriate merger partner, due to the offer put forward by Magal Ltd. for the purchase of Marnetics Ltd. and the ensuing negotiations.

Recommendation of Board of Directors

        The Board of Directors believes that ratification of the Balot Services Agreement and Extension Agreement as well as the proposed additional extension thereof, is in the best interest of the Company and its shareholders and therefore, unanimously recommends that the shareholders vote “FOR” the proposal to ratify the Services Agreement and extensions thereof with Mr. Balot, a director of the Company.

(c) Attendance Fee

         The Board of Directors, after receiving the approval of the Audit Committee, approved the payment of a per meeting attendance fee of NIS 915 ($ 200) to Mr. George Balot, a director of the Company, for his participation in two meetings held prior to and up until his becoming acting Chief Financial Officer of the Company, one of the Board of Directors of the Company and the other of the Audit Committee, totaling NIS 1,830 ($ 400) plus VAT.

Recommendation of Board of Directors

         The Board of Directors believes that approving the payment of the attendance fee to Mr. George Balot for his participation in meetings of the Board held prior to and up until his becoming acting Chief Financial Officer is in the best interest of the Company and its shareholders and therefore, unanimously recommends that the shareholders vote “FOR” the proposal to approve the payment of a per-meeting attendance fee to Mr. Balot, a director of the Company.

(d) Compensation for Continued Support of Company’s Legal Proceedings

        In light of the Company’s need for the continued support and involvement of its officers and directors in the legal proceedings which the Company and its subsidiary, Marnetics Ltd., have initiated against the Municipality of Hod Hashron, as well as against Dov Strikovsky and others (see “Legal Proceedings” below), the Company proposes, considering it’s limited financial resources, that it secure the continued involvement and support of Messrs. Menachem Reinschmidt, Chairman of the Board and David Sheetrit, director and acting Chief Executive Officer of the Company following March 31, 2004 by payment to each of Messrs. Reinschmidt and Sheetrit of 9% of any amounts awarded to the Company and/or its subsidiary, Marnetics Ltd., in the abovementioned proceedings.

        The Board of Directors considers Messrs. Reinschmidt and Sheetrit’s continued support and involvement in the above legal proceedings, in light of the extent of their previous involvement, to be a pivotal factor in the Company’s ability to prevail in such proceedings, and therefore to be in the best interests of the Company and its shareholders. The Board also believes that the contingent form of payment for such services, concluded in negotiations with Messrs. Reinschmidt and Sheetrit, is appropriate in light of the Company’s limited financial capabilities and prospects.

Recommendation of Board of Directors

         The Board of Directors of the Company unanimously recommends that the shareholders of the Company vote “FOR” the authorization of the Company to compensate each of Messrs. Reinschmidt and Sheetrit for their continuing support and involvement following March 31, 2004 in legal proceedings initiated by the Company and its subsidiary Marnetics Ltd. by payment to each, 9% of any amounts awarded in such proceedings.

(e) Legal Services Agreement

        The Company proposes to enter into a legal services agreement with the offices of Advocate Oded Steiff for the provision of legal services in Israel to the Company, its wholly owned subsidiary Marnetics Ltd. and their officers and directors, as from December 31, 2003. Prior to December 31 2003, the Company received legal services for it on-going operations in Israel from the law firm of Haim Samet, Steinmetz, Haring & Co., which is affiliated with Holland & Knight LLP., the law firm which provided legal services to the Company mostly with regard to U.S. securities issues.

        As a result of the Company’s financial restraints, and in light of the Company’s now limited scope of operations, the Company sought to enter into a long-term relationship, within a fixed fee structure, which will meet its expected legal needs, especially with regard to its ongoing litigation matters.

        In addition, the legal services agreement that the Company proposes to enter into with the offices of Advocate Oded Steiff will meet the Company’s needs in lieu of obtaining D&O insurance, which the Company maintained in recent years, and which the Company’s finances can no longer support. The Company believes that the legal services agreement will be sufficient to cover those legal expenses that the Company may incur in regard to D&O claims arising from acts prior to entering into the agreement and which are covered under the Company’s previous D&O insurance, and that the scope of the legal services agreement proposed is reasonably sufficient to cover future claims that may arise.

        The services to be rendered under the agreement proposed include both ongoing legal services (drafting of correspondence and agreements, legal representation in negotiations, etc.) as well as representation in court proceedings initiated against the above persons and entities, up to but not including evidentiary hearings.

        The ongoing legal services will be provided for a period of seven years, beginning January 1, 2004, and are limited to 10 hours per month and representation in up to 6 claims.

        In consideration for the above services, the Company will pay a sum of US$ 40,000 plus VAT (Value Added Tax) as a one-time non-refundable payment.

Recommendation of Board of Directors

         The Board of Directors of the Company unanimously recommends that the shareholders of the Company vote “FOR” the authorization of the Company to enter into the legal services agreement for the benefit of the Company, it’s wholly owned subsidiary Marnetics Ltd., and their respective officers and directors.

PROPOSAL NO. 6
APPROVAL OF THE PRINCIPLES FOR THE SALE OF MARNETICS LTD.

         The Board of Directors proposes to sell its wholly-owned subsidiary, Marnetics Ltd. (the “Subsidiary”), which has operated the core business of the Company in developing and marketing network capacity enhancement and network information analysis solutions for IP networks, to Magal Ltd. (“Magal”), a holding company of a group of leading Israeli companies in the field of data communications and infrastructure (the “Transaction”).

        The main principles of the proposed sale of Marnetics Ltd. to Magal, for which the Company is seeking shareholder approval, are as follows:

•	The Company will sell to Magal its holdings in Marnetics Ltd., constituting the entire issued and outstanding share capital of the Subsidiary (the “Sale”).

•	Prior to the Sale, certain assets recorded in the books of Marnetics Ltd. will be transferred to the Company for no consideration, which are mainly cash and cash equivalents, its holdings in Speedwise Ltd., and other fixed assets which will enable the Company to continue its operations as proposed after consummation of the Transaction. The remaining assets of the Subsidiary will be, mainly, all its intellectual property rights in and to the technology it has developed (the “Technology”) and certain of the fixed assets related thereto.

•	Upon consummation of the Sale, Magal will assign to Marnetics Ltd. its exclusive rights to distribute and maintain 3Com Corporation’s (“3Com”) Faxport for workgroup (version 8.0) and WINport (version 8.0) software, as well as the worldwide exclusive right to use 3com’s distribution and service basis related to such software. In addition, Magal will assign to Marnetics Ltd. all the original source code, as well as source code developed in Israel.

•	Upon consummation of the Sale, Marnetics Ltd. will waive repayment of the Company’s entire outstanding debt towards Marnetics Ltd. (approximately $ 2.2 million as of December 31, 2003).

•	Any monies received by Marnetics Ltd. subsequent to the sale to Magal, as a consequence of the lawsuit against the Municipality of Hod Hasharon, are considered to be the property of the former owners of Marnetics Ltd. and are to be transferred to the Company immediately upon receipt by Marnetics.

•	In consideration for its holdings in Marnetics Ltd., the Company will receive from Magal:

•	Royalty fee payments equaling 5.5% of Marnetics Ltd.‘s annual sales of products developed by Marnetics Ltd. prior to the Sale, and derivatives thereof, for a period of 5 years following the Sale (the “Royalties”);

•	25% of the actual amounts saved by Marnetics Ltd. in income taxes, due to Marnetics’recorded deductible losses prior to the Sale, which are realized within 10 years of the Sale;

•	10% of the consideration (in cash or securities) resulting from the sale, merger or IPO (Initial Public Offering) of Marnetics Ltd. or one of its parent companies, if occurring within 6 years following the Sale.

•	If the Royalties actually received by the Company do not total $ 10,000 or more by the end of two years from the date of the Sale, the Company will have the joint, non-exclusive, but unlimited right to use the Technology for its own benefit.

        The Transaction includes several conditions to closing, chiefly, the completion of a due diligence examination of the Subsidiary by Magal, and the Company’s obtaining all the necessary consents, waivers and approvals required by law or otherwise to effect the Transaction, including that of the Office of the Chief Scientist in the Ministry of Trade and Industry. On August 18, 2003 the Company obtained the consent of principal of Bank Hapoalim Ltd. for the sale, which is required under the terms of the debentures securing the Company’s debt to the Bank.

        The Board of Directors considers the consummation of the transaction for the sale of Marnetics Ltd. to Magal to be in the best interests of the Company and its Shareholders and has noted the following reasons:

•	In light of the Company’s diminished financial resources and following lengthy efforts by management to continue the use and benefit of the technology developed by Marnetics Ltd., the offer made by Magal is the best and most serious proposal offered to the Company’s management .

•	The Company has an established relationship with Magal Ltd., through its affiliate Magalcom, a distributor of Marnetics Ltd.’s line of products, hence Magal is well aware of Marnetics’ potential. The Board considers this to be a marked advantage in realizing such potential.

•	The Board also believes that Magal’s undertaking to incorporate its distribution activities of 3Com Corporation’s products with those of Marnetics Ltd. will further strengthen the marketability of Marnetics products through, among other things, exposure to Magal’s existing client base.

Following the consummation of the Transaction, the Company proposes to continue its operations for the main purpose of collecting outstanding debts owed to the Company by Mr. Dov Strikovsy and the Municipality of Hod Hasharon, regarding which the Company has initiated legal proceedings, as well as continue its defense in legal proceedings initiated against it, including those which have been threatened or may be possibly initiated. See “Certain Transactions” and “Legal Proceedings” below. In the event that the Transaction is not consummated, for whatever reason, the Company proposes that in addition to the above, it shall continue to seek opportunities for the sale of the Subsidiary and its Technology and/or other transactions with respect thereto. The Company’s proposed operations are detailed in the Company’s Operation Plan for the Year 2004 under Proposal No. 7.

Recommendation of Board of Directors

         The Board of Directors believes that approval of the Transaction is in the best interest of the Company and its shareholders and therefore, unanimously recommends that the shareholders vote “FOR” the approval of the main principles of the proposed sale of Marnetics Ltd., to authorize the Company’s Board of Directors to consummate the proposed sale in accordance with such principles.

PROPOSAL NO. 7
APPROVAL OF THE COMPANY’S OPERATIONAL PLAN FOR THE YEAR 2004

Following is a summary of the Company’s Operational Plan for the year 2004:

1.     Finalize the sale of Marnetics Ltd. to Magal Ltd., or find an alternate purchaser if the proposed transaction with Magal Ltd. is not consummated. (See Proposal No. 6 above).

2.     If no agreement for the sale of Marnetics Ltd. is consummated, to seek a purchaser for all of Marnetics Ltd.’s Intellectual Property (technology) as well as for the sale of the Company’s fixed assets not in use..

3.     Actively seek a purchaser for the shares of the Company who will bring new business to the Company, or who seeks an investment in the Company. The Company is currently considering an offer for the acquisition of a controlling interest in the Company by a third party which, if consummated, will result in such third party having a 60% holding in the Company, thus effective control.. The proposal the Company is considering has been made along the guidelines detailed below, and if the negotiations are completed, consummation of the transaction will be subject to the receipt of all necessary approvals, including shareholder approval. In addition, the execution of the contemplated transaction will dependent upon the settlement and/or disposition of the proceedings involving Bank Hapoalim and Ananda Capital Partners Inc., to the satisfaction of the third party acquirer.

The guidelines for the proposed transaction are as follows: (a) a cash investment in the Company of $300,000 against issuance of shares according to a post-money valuation of $500,000; (b) continuing legal proceedings initiated by the Company and its subsidiary Marnetics Ltd. against the Municipality of Hod Hasharon and Mr. Strikovsky, with all funds recovered in such proceedings going to the benefit of the current shareholders of the Company.

4.     File notice with the Securities and Exchange Commission (SEC) in order to enable the Company to cease SEC filings and reporting.

5.     Legal proceedings:

•	Continue supporting the legal proceedings currently in progress against Mr. Dov Strikovsky and companies controlled by him, as well as those against the Municipality of Hod Hasaharon;

•	Continue defense in legal proceedings initiated against the Company, including those that have been threatened, Ananda Capital Partners Inc., or may be possibly initiated, Bank Hapoalim and/or the Municipality of Hod Hasharon..

6.     Maintain bookkeeping, budgeting and the reporting of results.

7.     Provide financial management for the maximization of yields on funds invested.

8.     If a purchaser for the Company is not found prior to March 31, 2004, then to begin steps towards liquidation of the Company.

For the year 2004, the Company forecasts the following utilization of its estimated cash balance of $230,000 as follows:

	Q1 2004	Q2-Q4 2	004

Director fees	14,000	-

Salaries	24,000	6,000

Legal fees	50,000	45,000

Filing costs and related expenses	15,000	-

Outstanding taxes	-	64,000

Other	10,000	2,000

Total	113,000	117,000

        Due to the Company’s current financial situation, the Board of Directors believes that the course of action detailed in the summary of the Company’s Operational Plan for the Year 2004 sets forth the best alternatives that are available to the Company under the circumstances, and that therefore adoption of the Company’s Operational Plan as proposed is in the best interests of the Company and its shareholders.

Recommendation of Board of Directors

        The Board of Directors believes that approval of the Operational Plan of the Company for theYear 2004 is in the best interest of the Company and its shareholders and therefore, unanimously recommends that the shareholders vote “FOR” the approval of the Company’s Operational Plan for the Year 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table identifies, as of February 2, 2004, certain information with respect to the beneficial ownership of securities of the Company of each person or entity by the Company to be the beneficial owner of five percent (5%) or more of the Ordinary Shares of the Company:

Amount and Nature of Beneficial Ownership (1)

    Name and Address of
     Beneficial Owner
Number          Percent(2)

         Linkware Ltd.
         3 Hadror Street
         P.O. Box 73
         Hod Hasharon 45100 Israel
1,740,575(3)          18.7%

         Dov Strikovsky
         83 Akiva Street
         Ra'anana, Israel
985,714(4)          10.6%

         ECI Telecommunications Ltd.
         34 Hasivim Street
         Kiryat Aryeh Industrial Park
         Petach Tikva Israel
1,187,439(5)          12.8%

         STI Ventures Investments No. 2 B.V
         Hullenbergweg 379
         1101 Cr. Amsterdam
         Zuide - Oost
         The Netherlands
1,180,907          12.7%

         Prime Technology Ventures NV
         Stroombaan 6-8
         1181 VX Amstelveen,
         The Netherlands
630,550 6.8%

(1)	The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after February 2, 2004, through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity. The calculation hereunder does not take into account (i) an unallocated pool of 648,759 options and (ii) 17,125 un-vested options granted to employees.

(2)	Based on 7,362,390 Ordinary Shares outstanding as of February 2, 2004 and 1,962,613 options, which are presently or will become exercisable within 60 days.

(3)	Includes 302,266 shares that may be acquired by Linkware Ltd. pursuant to options that are presently or will become exercisable within 60 days at an exercise price of par value per share. Mr. Menachem, Reinschmidt, major shareholder and Active Chairman of the Board of Directors of the Company, is a controlling shareholder of Linkware Ltd.

(4)	Includes 550,000 shares that may be acquired pursuant to options with an exercise price of $3.00 per share, which are presently or will become exercisable within 60 days by O.S.I. Limited, which is controlled by a trust, the beneficiaries of which are family members of Dov Strikovsky.

        As of February 2, 2004, 1,008,809 Ordinary Shares of the Company were held of record in the United States. Such Ordinary Shares were held by five (5) record holders and represented 13.7% of the total Ordinary Shares then outstanding (10.1% on fully diluted basis). On February 2, 2004, 6,353,581 of the Ordinary Shares were held of record outside of the United States. Such shares were held by seventeen (17) Record holders and represented 86.3% (89.9% on a fully diluted basis) of the total Ordinary Shares outstanding. Since brokers or other nominees held 927,546 of these Ordinary Shares, the number of record holders in the United States may not be representative of the number of beneficial holders or where the beneficial holders are resident.

        The following table sets forth certain information as of February 2, 2004, with respect to the beneficial ownership of shares of Ordinary Shares by each of the Company’s directors and executive officers, individually, and the directors and executive officers of the Company as a group, assuming conversion of all convertible debt or preferred stock and exercise of all warrants and stock options by such person and only by such person.

Amount and Nature of Beneficial Ownership (1)

Percent	Number of Shares
Name of Beneficial Owner of Class(2)

Menachem Reinschmidt, Director and
Chairman of the Board	1,740,575	(3)
18.7%

David Sheetrit, Director and Acting
Chief Executive Officer	34,375	(4)
*

All Officers and Directors as a Group
(2 individuals)	1,774,950
19.03%
*Less than 1%

(1)	The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after February 2, 2004, through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity. The calculation hereunder does not take into account (i) an unallocated pool of 648,759 options and (ii) 17,125 un-vested options granted to employees.

(2)	Based on in 7,362,390 Ordinary Shares outstanding as of February 2, 2004 and 1,962,613 options, which are presently or will become exercisable within 60 days.

(3)	Menachem Reinschmidt is a controlling shareholder of Linkware Ltd. and, as such, has the ability to control the voting and disposition of the securities owned by such company. Mr. Reinschmidt disclaims beneficial ownership of such shares. Includes 302,266 shares that may be acquired pursuant to options, which are presently or will become exercisable within 60 days by Linkware Ltd. at an exercise price of par value per share.

(4)	Includes 34,375 shares that may be acquired pursuant to options, which are presently or will become exercisable within 60 days. Mr. Sheetrit has an option to acquire 2% of Linkware Ltd.,out of which 1% are presently or will become exercisable within 60 days after February 2, 2004.

CERTAIN TRANSACTIONS

Reduction of Marnetics Business and Research and Development Activities

        As of April 2003, the Company and its wholly-owned subsidiary, Marnetics Ltd., decided to lay off the majority of its marketing, sales, and research and development staff. A new updated budget was approved that reflects the shut down of the research and development and the marketing and sales operations of the Company and Marnetics Ltd. See "the Company's Annual Report on Form 20-F Item 8B - Significant Changes"

Delisting of Shares from the AMEX

        By letter dated November 15, 2002, the Company was advised that its status was not in compliance with certain of the standards of the American Stock Exchange (the "Exchange"), namely 1) the aggregate market value of the shares publicly held was less than $1 million for more than 90 consecutive days and, 2) the common stock had been selling for a substantial period of time at a low price per share. As a consequence, the Exchange considered suspending dealing in, or removing the common shares from the list. The Company was offered an opportunity to submit a plan which would demonstrate an ability to regain compliance with the continued listing standards. Such a plan was submitted on December 23, 2002 and revised on January 13, 2003.

        On January 31, 2003, the Exchange communicated to the Company that it had completed its review and determined to initiate de-listing proceedings.

        By correspondence dated February 6, 2003, the Company appealed the Exchange's determination and, in written submission dated March 9, 2003, the Company provided information in support of its request for review.

        On March 25, 2003, a hearing was held before an Exchange Listing Qualifications Panel. By letter dated March 26, 2003, the Exchange notified the Company of the Panel's determination that the Company's common stock should be de-listed by the Exchange.

        The AMEX suspended trading in the Company's common stock effective April 1, 2003 and the Company did not appeal the Panel's decision.

        As from April 1, 2003 the Company's shares began to be quoted on the OTC Pink Sheets.

        See "the Company's Annual Report on Form 20-F Item 8B - Significant Changes."

        The Company is currently examining the possibility of terminating the registration of its ordinary shares under the Securities Exchange Act of 1934, hence ceasing its reporting obligations to the Securities Exchange Commission. If the Company will adopt such course of action, it shall make the required notifications and filings. It should be noted that if the Company will terminate the registration of its ordinary shares certain information regarding the Company would no longer be available nor would it continue to be in its current form. Nevertheless, if registration is terminated, the Company will continue to be a public company under the Israeli Companies Law, and as such would still be required to prepare annual financial statements, have External Directors serving on its Board and Audit Committee, and all other requirements as detailed under the Company's Law.

Assignment of Bank Debt

        On May 9, 2001, an agreement was signed between the Company and Bank Hapoalim Ltd. ("Bank") with respect to the Company's debt to the Bank in the amount of $3,127,000 (the "Debt"). In accordance with the agreement with the Bank, the Bank agreed to release the Company from its obligation to repay the Debt and to cancel the floating charge and liens registered in favor of the Bank on properties of the Company provided that, by May 31, 2001, the Company pay $954,000 to the Bank on account of the Debt (the "Repaid Amount"), and in addition, the Company assign to the Bank all its rights with respect to the debt of the Municipality of Hod Hasharon to the Company in the amount of $2,173,000. The Company paid the $954,000 and made the assignment in the aforesaid amount in May 2001.

        In addition, the Company provided the Bank with a guarantee of up to $716,000, which decreases in the ratio of NIS 1:2 paid on account of the outstanding debt of Hod Hasharon which has been assigned to the Bank. To date, Hod-Hashron has not made any re-payment on account of the debt, and therefore the guarantee has not decreased to date. According to the terms of the agreement with the Bank, following November 30, 2002, the Bank is entitled to exercise the outstanding amount of the guarantee. As the guarantee has not decreased, the Company decided to record an allowance in the financial records for the entire amount of the guarantee.

        The Company has informed the Bank that, following prolonged negotiations, the Municipality of Hod Hasharon stated its position that it is not obligated towards the Company and that it retains all rights in the matter, and that further has claims against the Company amounting to some NIS 4 Million (approximately $900,000). In light of the position taken by counsel to the Municipality, the Company informed the Bank that bringing legal action is unavoidable, and that in the opinion of the Company remains the only course of action that may result in the recovery of the funds due to it.

        In light of the current relationship between the Company and Mr. Strikovsky (see "Legal Proceedings" below), the Company was of the opinion that the suit brought against the Municipality of Hod Hasharon should be based upon the letter by the head of the municipality's Engineering Department approving the assignment of the debt to the Bank and confirming the debt towards the Company.

        Therefore, the Company was of the opinion that it would be proper that the Bank join the Company in bringing such suit and share in its expense. The Bank has yet to formally respond to the Company's suggestion, although it has learned from counsel to the Bank that it is reluctant to join the suit, but may be willing to share some of the expenses involved. The Company is of the opinion that the Bank's position is detrimental to the Company's efforts.

        On November 20 2003, the Company's subsidiary, Marnetics Ltd., filed suit against the Municipality of Hod Hasharon and its then head of the Engineering Department, in the sum of NIS 10,000,000 (approximately $2.2 million). (see "Legal Proceedings" below)

Indemnification by Significant Shareholder

        1.    Following the agreement with the Bank, on June 30, 2001 an agreement was signed between Mr. Strikovsky and the Company pursuant to which Strikovsky agreed to reimburse the Company for an amount of US$ 954,000, and any additional amount that the Company may have to pay to the Bank if the Bank exercises the guarantee related to the debt of Hod Hasharon. The reimbursement amount of $954,000 is due and payable to the Company and is required to be paid in monthly installments of $48,000 commencing on June 1, 2004, until paid in full. All amounts due and payable to the Company are linked to the Israeli Consumer Price Index and bear interest of 4% per annum. The reimbursement amount of $954,000 was not yet recognized as the probability of its realization is in doubt.

        2.    In connection with the Stav/Marnetics transaction, and pursuant to an amendment to the share exchange agreement, Mr. Strikovsky granted an indemnification to the former shareholders of Marnetics Ltd. against certain losses or damages related to the Electrical Business and deposited 200,000 shares of the Company held by him in escrow as security for his indemnification obligations.

        3.    During the audit of the financial statements of Stav Electrical Systems (1994) Ltd. for the year ended December 31, 2000, it was discovered that excess advances were paid to certain suppliers in the amount of $0.5 million. On June 30, 2001, Mr. Strikovsky, the Company and the former shareholders of Marnetics Ltd. entered into a separate indemnification agreement that further defined, clarified and expanded the terms of the initial indemnification, added indemnification obligations related to the bank debt assignment (as described above), and provided for an additional 100,000 shares of the Company held by Mr. Strikovsky to be held in escrow as security for such indemnification obligations. Under this indemnification agreement, Mr. Strikovsky agreed to:

•	Reimburse the Company for US $954,000, which is the amount the Company paid to the bank pursuant to the debt assignment described above, to be paid in monthly installments of US $48,000 commencing June 1, 2004, until paid in full. All amounts due and payable to the Company are linked to the Israeli Consumer Price Index and bear interest of 4% per annum. The reimbursement amount of $954,000 was not yet recognized as the probability of its realization is in doubt; and

•	To indemnify the Company for any amount it may pay to Bank Hapoalim in the future under the guarantee granted by the Company in favor of the bank under the debt assignment or for any losses the Company may incur in connection with such debt assignment documents.

        4.    The Company, under its former name, and Mr. Dov Strikovsky were named as co-defendants in a claim for specific performance of an agreement allegedly entered into by the Company and the plaintiff, Ananda Capital Partners, Inc., in April 1999, as well as for damages as a result of a breach of the agreement (see "Legal Proceedings" below). On December 5, 2001, Mr. Dov Strikovsky gave an undertaking to indemnify the Company for all legal fees, expenses and court costs arising out or in connection with this claim.

Loans to Significant Shareholder and Former Director and Officer

        The Company has, from time-to-time, made loans to Dov Strikovsky during the period of time he was Chairman of the Board of Directors, President, and Chief Executive Officer of the Company. At December 31, 1997, 1998, and 1999 the amount of such loans outstanding was US $1,151,000, US $1,443,000 and US $1,570,000 respectively. Such loans did not bear interest through December 31, 1997 (such loans are currently linked to the Israeli Consumer Price Index and bear interest at the rate per annum equal to LIBOR plus 2%). In addition, during 1999 and 2000, the Company inadvertently made excess advances to Mr. Strikovsky. Upon discovery of this error, Mr. Strikovsky started to repay to the Company the amount of such excess advances.

        In preparation for its initial public offering, in April 1998, the Company entered into an agreement with Mr. Strikovsky which provided that he would pay interest only on such loans through October 1, 1998 and will amortize the principal amount, and pay interest thereon, commencing on January 1, 2000 and terminating on December 31, 2003. In September 1998, such agreement was superceded by an agreement pursuant to which Mr. Strikovsky agreed to repay such loans together with the interest thereon, on or prior to November 25, 2000, subject to extension in the sole discretion of the disinterested members of the Board of Directors of the Company. Mr. Strikovsky applied the net proceeds of the sale in the Company's initial public offering of a number of his Ordinary Shares, approximately US $522,000, and also agreed to apply 50% of all dividends paid, net of taxes, on the Ordinary Shares owned by him to the prepayment of such loans. Pursuant to the September 1998 agreement, in 1999, the disinterested members of the Company's Board of Directors voted to extend the repayment terms of the net loan. The loan is currently payable in eight annual installments, which commenced in December 31, 2000 and shall be repaid in full by December 31, 2007. Payment was made by way of applying Mr. Strikovsky's net proceeds of the sale of his shares in the Company's initial public offering in the amount of $522,000. In September 1999, a dividend was paid to Mr. Strikovsky in the sum of $90,000, and he applied half of this amount, $45,000, towards repayment of the loans.

        During August and September 2002 Mr. Strikovsky paid the Company a sum of $225,000. This amount was credited first against the balance of its currents account in the sum of $87,000 and the sum of $138,000 was credited against the balance due of the loan.

        Mr. Strikovsky did not make further payments towards this loan. The balance due of the loan is $134,000. The Company notified Mr. Strikovsky of his default and conducted ongoing negotiation with Mr. Strikovsky in this matter, without result.

        In December 31, 2001 the Company reassessed the collectability of the net loan, in the amount of $1,228,000 granted to Mr. Strikovsky in previous years, in accordance with provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan", and resolved, considering the probability of its collectability, to establish a loan loss allowance for the entire amount. Income from impaired loan will be recorded using the cash method.

        On September 10, 2003, the Company filed suit against Mr. Strikovsky and others for, among other things, his default under the loan extended to him by the Company (see "Legal Proceedings" below).

Inter Company Loan Agreement

        During September 2002 the Company signed a loan agreement with Marnetics Ltd, a fully owned subsidiary of the Company, pursuant to which Marnetics Ltd. will grant the Company a loan of up to $500,000. The principal of the loan will be linked to the changes in the Israeli Consumer Price Index. Interest will accrue at 4% per annum. The loan will be paid until December 31, 2005. In order to secure the repayment of the loan, the Company agreed to pledge in favor of Marnetics Ltd. the amounts that will be collected from the account of the "Loans to Significant Shareholder and Former Director and Officer" in the amount of $1,228,000.

LEGAL PROCEEDINGS

Ananda Capital Partners Inc.

        The Company and Mr. Strikovsky were named as defendants in a claim for damages and specific performance of an agreement allegedly entered into by the Company and the plaintiff, Ananda Capital Partners, Inc., in April 1999 (the "Agreement"). On July 2, 2001, due to the fact that no defense and/or reply were provided by the Company or Strikovsky, judgment was entered against the Company and Strikovsky in the amount of $725,000. On February 7, 2002, both the Company and Strikovsky filed a motion to vacate the judgment, and on February 27, 2002, the court rejected the motion. The Company filed an appeal that was accepted by the Supreme Court of the State New York with instructions to allow an evidentiary hearing in regard to the defendants claim that the default judgment was entered without proper service of process. The hearing was held on May 22, 2003, but the court has not yet entered its decision. The plaintiff proposed to settle the suit for $250,000, and while the Company was willing to further negotiate a substantially lower amount, in light of the plaintiff's position, the Company decided to reject the proposal. In 2001 the Company established an allowance in the amount of $750,000 to provide for its possible exposure. In light of subsequent developments, the Company decreased the allowance by $500,000 to $250,000, which, in light of the judgment against the Company and the settlement offer proposed, represents a conservative estimate of the probable exposure.

        During June 2002, the plaintiff filed a request of enforcement with the District Court of Tel Aviv, Israel, asking the court to enforce the judgment against the Company and Mr. Dov Strikovsky in the amount of $725,000, in Israel.

        The Company filed the appropriate papers to bring an appeal to the rejection of the motion to vacate the judgment, in July 2002.

        On September 10, 2002, the District Court of Tel Aviv, Israel agreed to grant the Company an extension of thirty days to file its motion to contest the enforcement of the judgment from the date of the Israeli Court's decision regarding the motion to dismiss the enforcement of judgment claim. The Court later denied the Company's motion. In light of the proceedings conducted in this matter in the United States, a hearing as to the substance of the claims has not yet been held, and Company and opposing counsel have agreed, from time to time, to postpone the date of such hearing. Currently, a preliminary hearing in the case is scheduled for March 9, 2004.

        See "the Company's Annual Report on Form 20-F Item 8A (1) - Financial Information -Legal Proceedings"

Dov Strikovsky

        On September 10 2003, the Company filed suit against Mr. Strikovsky and others in the sum of NIS 3,193,743 (approximately $700,000) due to default under loans extended to Mr. Strikovsky by the Company, as well as other debts related to the sale of the electrical business of the company to company's under Mr. Strikovsky's control. The Company was able to obtain a court order for the seizure of certain notes credited to the defendants by the Municipality of Hod Hasharon.

        The response of the defendants to the claim, as well as to the seizure order, has not yet been filed.

Municipality of Hod Hasharon

        On May 9, 2001, an agreement was signed between the Company and Bank Hapoalim, Ltd. with respect to the Company's debt to the Bank in the amount of $3,127,000 (the "Bank Agreement"). See "Certain Transactions- Assignment of Bank Debt" above. After the consummation of the Bank Agreement, the Company was informed that the Municipality of Hod Hasharon is delaying the payments due to the Bank. As a consequence, the Company is carrying out negotiation with the Municipality of Hod Hasharon for the repayment of the debt including interest accrued thereon. The legal advisor to the Company, in a letter dated June 6, 2002, wrote that the present negotiations by the lawyers of the Company with the lawyers representing the Municipality of Hod Hasharon can be considered to be legal procedures, and therefore the Bank can withhold proceedings against the Company until November 30 2002. Since then, the B0ank has extended its agreement to withhold proceedings, which has lapsed in May 2003.

        On November 20 2003, the Company's subsidiary, Marnetics Ltd., filed suit against the Municipality of Hod Hasharon and its then head of the Engineering Department, in the sum of NIS 10,000,000 (approximately $2.2 million) (for court fee purposes), claiming that the negligence of and/or misrepresentations made by the Municipality at the time of the reverse merger transaction between the Company and Marnetics Ltd., in regard to the Municipality's debt towards the Company, caused Marnetics Ltd. damages of some NIS 24,000,000 (approximately $5.33 million) between the years 2000 and 2002. The defendant's response has not yet been filed.

Demand Letter

        On December 4, 2001, Mr. Menachem Reinschmidt, the Active Chairman of the Board of Directors of the Company, received two letters from Advocate Yori Nehushtan on behalf of two shareholders of the Company, Messrs. Yossi Tessler and Lavi Krasni. The letters raised the allegation that the Company's Proxy Statement filed on November 17, 2000, contained false representations regarding the Company's technology. Mr. Reinschmidt and the Company contend that no false representations were given, that such representations were given subject to various risk factors clearly detailed in the Company's Proxy Statement, and that in any event, such representations are protected under the "safe harbor" provisions of the Securities and Exchange Act of 1934 as forward looking statements under United States securities laws. On September 14, 2001, the shareholders of Marnetics Ltd. approved a resolution to indemnify Mr. Reinschmidt in respect to the demand letter sent by Advocate Yori Nehustan on behalf of Yossi Tessler and Lavie Krasni, in accordance with the provisions and limitations set out in the Israeli Companies Law.

Marot Imaging Israel Ltd.

        During March 2003 the Company received letters from the lawyers of Marot Imaging Israel Ltd., the Israeli representative of Getty Images, Inc., alleging that pictures from GETTYIMAGES were incorporated into the Company's internet site without obtaining the copyright permission of the owner, therefore infringing its rights. The Company denied responsibility for the alleged infringement. Upon notification that the images may be infringing rights of a third party, the Company ceased to use the pictures in question and has so notified the agent of Getty Images. Although Marot Imaging made an offer of settlement, the Company decided not to accept the settlement offer. To date no action has been filed by Marot Imaging.

Ohrenstein & Brown

        The Company has an outstanding debt of approximately $27,000 to the law firm of Ohernstein & Brown for legal services rendered to the Company in connection with its defense of the Ananda lawsuit.

AVAILABLE INFORMATION

        The Company (formerly named Stav Electrical Systems (1994) Ltd.) is subject to certain of the informational requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated there under and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549 at prescribed rates. In addition, beginning in July 2001, the Company began filing its reports with the Commission electronically and any reports, proxy statements and other information filed by the Company after such date may also be inspected the Commission's web site at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

        The Company's Annual Report on Form 20-F for the year ended December 31, 2002, is incorporated by reference herein. All documents filed by the Company with the Commission pursuant to the Exchange Act after the date hereof and prior to the date of the General Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof to the extent that a statement contained herein (or in any other subsequently filed document with also is incorporated by reference herein) modifies or supersedes such statement.